EXHIBIT 23-B

                       CONSENT OF INDEPENDENT AUDITORS


 We consent to the incorporation by reference in the Registration Statement on Form S-8 of U S WEST, Inc. pertaining to the U S WEST Media Group 1996 Stock Option Plan of our report dated February 7, 1995, with respect to the consolidated financial statements of Time Warner Entertainment Company, L.P. included in the Current Report on Form 8-K of U S WEST, Inc. dated May 23, 1995, as amended by Forms 8-K/A on July 12, 1995 and August 24, 1995, filed with the Securities and Exchange Commission


     /S/ ERNST & YOUNG LLP

     ERNST & YOUNG LLP



New York, New York
March 21, 1996